Exhibit 99.4
InPlay Technologies
Proforma Unaudited Condensed Consolidated Balance Sheet
As of June 30, 2005

	InPlay	FinePoint	Pro Forma		Pro Forma
	Technologies	Innovations	Adjustments		Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,661,171	$1,690	$(566,855	) (1)	$1,096,006
Accounts receivable	2,092,801	130,989			2,223,790
Inventory	205,743	398,468			604,211
Prepaid expenses and other current assets	121,749	15,180			136,929

Total current assets	4,081,464	546,327	(566,855)		4,060,936

PROPERTY AND EQUIPMENT — Net	140,646	218,680	173,255	(2)	532,581
GOODWILL — Net	443,874	—	812,403	(3)	1,256,277
PATENTS — Net	770,812	41,754	608,246	(4)	1,420,812
OTHER ASSETS	53,644	8,607			62,251

TOTAL ASSETS	$5,490,440	$815,368	$1,027,049		$7,332,857

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$63,278	$376,955			$440,233
Accrued salaries and benefits	211,427	196,035	(109,861	) (5)	297,601
Other accrued expenses and other current liabilities	298,934	175,348	(4,476	) (5)	469,806
Deferred revenue	471,876	40,905			512,781
Current portion of notes and capital leases	—	486,365	(126,627	) (5)	359,738

Total current liabilities	1,045,515	1,275,608	(240,964)		2,080,159

LONG-TERM LIABILITIES:
Non current portion of capital leases		7,292			7,292
Other non-current liabilities	14,979	—	—		14,979
Deferred licensing revenue — long-term	341,151	—	—		341,151

Total long-term liabilities	356,130	7,292	—		363,422

Total liabilities	1,401,645	1,282,900	(240,964)		2,443,581

STOCKHOLDERS’ EQUITY (DEFICIT):	4,088,795	(467,532)	1,268,013	(6)	4,889,276

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,490,440	$815,368	$1,027,049		$7,332,857

(1)	Represents the cash paid in connection with the acquisition of FinePoint.

(2)	Reflects an adjustment to fair market value of property and equipment, net acquired.

(3)	Reflects the excess of cost over the fair value of the net tangible and other intangible assets.

(4)	Reflects the adjustment to fair market value of patents.

(5)	Reflects the payment of certain FinePoint liablities at the acquisition date.

(6)	Reflects the issuance of 567,611 shares of InPlay common stock with a value of $800,331 issued in connection with the acquisiton and the elimination of FinePoint’s stockholders’ deficit.